August 17, 2012

Sun Life Assurance Company of Canada (U.S.)
One Sun Life Executive Park
Wellesley Hills, Massachusetts 02481

Re:                 Post-Effective Amendment No. 5 to the Registration Statement of Sun Life of Canada (U.S.)
Variable Account F on Form N-4, File No. 333-168712

Dear Ladies and Gentlemen:

This opinion is furnished in connection with the filing of the post-effective amendment to the Registration Statement (the "Registration Statement") with the Securities and Exchange Commission under the Securities Act of 1933, as amended, with respect to variable annuity contracts (the “Contracts”) to be issued by Sun Life Assurance Company of Canada (U.S.) (the “Company”) and its Variable Account.

In giving this opinion, I have examined the Registration Statement and have examined such other documents and perceived such questions of Delaware law as I considered necessary and appropriate. Based on such examination and review, it is my opinion that:

1.      The Company is a corporation duly organized and validly existing under the laws of the state of Delaware.

2.      The Variable Account has been duly established by the Company under the laws of the State of Delaware.

3.      The Contracts will constitute validly issued and binding obligations of the Company when issued and sold in accordance with their terms.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Susan J. Lazzo

Susan J. Lazzo, Esq.
Assistant Vice President and Senior Counsel